Exhibit 99.2

February 26, 2009

TO:  Member CEOs and CFOs

The Federal Home Loan Bank of Boston (the Bank) announced today an annual net loss of $73.2 million for 2008 primarily based on a write-down of $339.1 million in other-than-temporary impairment charges on its private-label mortgage-backed securities (MBS). Excluding the other-than-temporary impairment charges, income before assessments would have been $265.9 million for 2008 compared with $270.0 million for 2007. As of December 31, 2008, the Bank met all regulatory capital requirements, including our risk-based capital requirement. A copy of the announcement of our unaudited 2008 results is enclosed for your reference.

These losses are attributable to unprecedented market stresses affecting certain private-label MBS within our investment portfolio. As you know, the economy in general and the housing market in particular continued to deteriorate in recent months, requiring us to revise our assessments as to the full recoverability of these investments. For $652.9 million of our private-label MBS, we could no longer conclude that it is probable that we will recover all of our investment. While taking this impairment charge is in keeping with current accounting standards, it should be noted that we estimate the underlying economic loss to be $22.0 million. We continuously monitor these securities, and further deterioration in delinquency, loss rates, and real estate values may also cause an increase in estimated and actual economic losses. However, the Bank has the ability and intent to hold these securities to maturity, and therefore we believe we will recover a substantial portion of the impairment losses over time.

While we cannot predict whether additional charges may be incurred moving forward, further deterioration in the performance of these private-label MBS beyond our expectations could result in additional charges in the future. Though the Bank remains well within its minimum regulatory capital requirements, the losses announced today have reduced our retained earnings to $22.9 million. To address this situation, the Bank has taken a number of steps to strengthen its position in the short term and preserve its capital. Dividend payments for this quarter have been suspended, and it is unlikely that we will pay dividends in 2009. In addition, we are continuing the moratorium on excess stock repurchases declared in December. Finally, the Bank will not make a contribution to the Affordable Housing Program (AHP) and Equity Builder Program for 2009, both of which are funded directly from prior year net profits.

These are certainly difficult steps to take, but we believe these actions are prudent and will allow the Bank to weather the current financial crisis and remain an important resource for the region’s housing market and affordable housing needs for the long term. We continue to focus aggressively on returning the Bank to a position where it can pay dividends, repurchase excess stock, and award new AHP grants and subsidies. Though we cannot predict a timetable for the eventual relaxation of the aforementioned restrictions, we are committed to moving forward in a way that is thoughtful, prudent, and consistent with our commitment to serving our member banks.

We realize that these actions have consequences for our members, and we appreciate your understanding as we work to maintain the Bank’s financial strength in the face of these most challenging market conditions. As always, the Bank remains committed to its mission of providing members with ready access to reasonably priced credit through a wide array of advances products.

I hope you will have the opportunity to join us for one of the member outreach meetings scheduled in March. Please visit www.fhlbboston.com/events to complete your registration. In the meantime, if you have any questions regarding today’s announcement, please contact Chief Financial Officer Frank Nitkiewicz (617-292-9624) or me (617-292-9610). Thank you again for your continued support.

Sincerely,

Michael A. Jessee

President and Chief Executive Officer

Enclosure